Exhibit 10.37

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 31st day of March, 2008, by and between BENIHANA INC., a Delaware corporation (the “Company”), and TAKA YOSHIMOTO (the “Executive”).

R E C I T A L

          Executive and the Company entered into an Employment Agreement dated as of April 1, 2006 (the "Employment Agreement").

          Certain revisions to the Employment Agreement have been necessitated by the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final Treasury Regulations promulgated thereunder. As a result, the Company and Executive have agreed to amendments to the Employment Agreement and to the restatement of the Employment Agreement, as so amended, as set forth in its entirety herein.

          NOW, THEREFORE, the Employment Agreement is hereby amended and restated in its entirety as follows:

          1.          Engagement and Term. The Company hereby continues to employ Executive and Executive hereby accepts such continued employment by the Company on the terms and conditions set forth herein, for a period commencing on April 1, 2006 (the “Effective Date”) and ending, unless sooner terminated in accordance with the provisions of Section 4 or 7 hereof, on March 31, 2009 (the “Employment Period”).

          2.          Scope of Duties. Executive shall be employed by the Company as its Executive Vice President - Operations. In such capacity, Executive shall have such authority, powers and duties customarily attendant upon such office. If elected or appointed, Executive shall also serve, without additional compensation, in one or more offices and, if and when elected, as a director of the Company or any subsidiary or affiliate of the Company, provided that his duties and responsibilities are not inconsistent with those pertaining to his position as stated above. Executive shall faithfully devote his full business time and efforts so as to advance the best interests of the Company. During the Employment Period, Executive shall not be engaged in any other business activity, whether or not such business activity is pursued for profit or other pecuniary advantage, unless same is only incidental and is in no way, directly or indirectly, competitive with, or opposed to the best interests of the Company.

          3.          Compensation.

                       3.1          Basic Compensation. In respect of services to be performed by Executive during the Employment Period, the Company agrees to pay Executive an annual salary at the rate of Two Hundred Eleven Thousand Eighty-Eight Dollars ($211,088) for the portion of the Employment Period that is prior to March 31, 2008 and at the rate of Two Hundred Thirty-Two Thousand Eighty-Eight Dollars ($232,088) thereafter (“Basic Compensation”), payable in accordance with the Company’s customary payroll practices for executive employees.

                       3.2          Cost of Living Adjustments. The Basic Compensation shall be increased by an amount established by reference to the Consumer Price Index for Urban Wage Earners and Clerical Workers, New York, New York- Northern New Jersey area published by the Bureau of Labor Statistics of the United States Department of Labor (the “Consumer Price Index”). The base period shall be the month ended December 31, 2007 (the “Base Period”). If the Consumer Price Index for the month of December in any year, commencing in 2008, is greater than the Consumer Price Index for the Base Period, Basic Compensation shall be increased, commencing on April 1 of the next following year, to the amount obtained by multiplying Basic Compensation by a fraction, the numerator of which is the Consumer Price Index for the month of December of the year in which such determination is being made and the denominator of which is the Consumer Price Index for the Base Period.

                       3.3          Discretionary Increases and Bonuses. Executive shall also be entitled to such additional increments and bonuses as shall be determined from time to time by the Board of Directors of the Company. Any such bonus will be payable within 2½ months after the end of the fiscal year of the Company to which it relates but in no event later than the end of the calendar year in which such fiscal year ends.

                       3.4          Other Benefits.

              (a)          During the Employment Period, Executive shall be entitled to participate, at the Company’s expense, in the major medical health insurance plan, and all other health, insurance or other benefit plans applicable generally to executive officers of the Company.

              (b)          During the Employment Period, Executive will be entitled to paid vacations and holidays consistent with the Company’s policy applicable to executives generally. All vacations shall be scheduled at the mutual convenience of the Company and Executive.

                       3.5          No Designation of Year. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

          4.          Termination of Employment. The provisions of Section 1 of this Agreement notwithstanding, the Company may terminate this Agreement and Executive’s employment hereunder in the manner and for the causes hereinafter set forth, in which event the Company shall be under no further obligation to Executive other than as specifically provided herein:

                       4.1          If Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of sixty (60) successive days or an aggregate of ninety (90) business days during any consecutive twelve-month period during the Employment Period because of physical or mental disability, accident, illness, or any other reason other than vacation or approved leave of absence, the Company may thereupon, or any time thereafter while such absence or disability still exists, terminate the employment of Executive hereunder upon ten (10) days’ written notice to Executive.

                       4.2          In the event of the death of Executive during the Employment Period, this Agreement shall automatically terminate on the date thereof.

                       4.3          If Executive materially breaches or violates any material term of his employment hereunder, or commits any criminal act or an act of dishonesty or moral turpitude, in the reasonable judgment of the Company’s Board of Directors, then the Company may, in addition to other rights and remedies available at law or equity, immediately terminate this Agreement upon written notice to Executive with the date of such notice being the termination date and such termination being deemed for “cause.”

                       4.4          In the event Executive’s employment is terminated by reason of the provisions of Section 4.1 or 4.2, then in such event, the Company shall pay to Executive, if living, or to such other person or persons as Executive may from time to time designate in writing as the beneficiary of such payment, the Basic Compensation then in effect at the time of such termination, such payment to continue for three months after such termination, and the Company shall have no further obligation with respect to the payment of Basic Compensation hereunder. Notwithstanding the foregoing, if any securities of the Company are publicly traded on an “established securities market” and Executive is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of any termination of Executive’s employment by reason of the provisions of Section 4.1, then the amount due to Executive hereunder on account of a termination of employment under Section 4.1 shall instead be paid to Executive in a lump sum and without interest on the date that is six months plus one day after such termination of employment, but only if such delay shall be necessary to prevent any accelerated or additional tax under Section 409A of the Code.

                       4.5          In the event Executive’s employment is terminated other than in accordance with Section 4.1, 4.2 or 4.3, Executive shall be entitled to receive an amount (the “Termination Payment”) computed in the same manner as the Severance Payment not later than forty-five (45) days after any such termination. Notwithstanding the foregoing, if any securities of the Company are publicly traded on an “established securities market” and Executive is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of such termination of employment, then the portion of the Termination Payment that may be payable to Executive prior to the date that is six months plus one day from the date of such termination (the “Delayed Payment Date”) shall not exceed the lesser of (A) two times Executive’s Basic Compensation for the calendar year preceding the termination, or (B) two times the amount specified in Section 401(a)(17) of the Code for the calendar year of such termination, but only if and to the extent that such limitation is necessary to prevent any accelerated or additional tax under Section 409A of the Code. To the extent any Termination Payment would be due to Executive hereunder during such six-month period in excess of that amount, such excess shall be paid to Executive, without interest, on the Delayed Payment Date. The Termination Payment shall constitute liquidated damages and not a penalty, and Executive shall not be obligated to seek employment to mitigate his damages; nor shall any compensation Executive receives from any party subsequent to such termination be an offset to the amount of such payment.

                       4.6          Upon any termination of this Agreement or Executive’s employment hereunder, Executive shall be entitled to be paid only (i) any earned but unpaid Basic Compensation due to Executive at the time of such termination, (ii) any amounts due to him under (and in accordance with the terms of) any employee benefit or bonus plans in which he was a participant, and (iii) the amounts, if any, payable to him pursuant to the terms of this Section 4 or Section 7, and such payments are in lieu of any severance or similar payments which may be provided by the Company from time to time. Executive shall not be entitled to receive any other or additional compensation of any kind. Notwithstanding anything to the contrary contained therein, Executive’s right to receive any payments provided for under Section 7 or in connection with a termination under Section 4.1 shall be conditioned upon and subject to Executive’s execution and delivery to the Company (not later than 30 days after any termination of his employment) of a general release, substantially in the form of that attached hereto as Exhibit A.

          5.          Disclosure of Confidential Information and Covenant Not to Compete. Executive acknowledges that the Company possesses confidential information, know-how, customer lists, purchasing, merchandising and selling techniques and strategies, and other information used in its operations of which Executive will obtain knowledge, and that the Company will suffer serious and irreparable damage and harm if this confidential information were disclosed to any other party or if Executive used this information to compete against the Company. Accordingly, Executive hereby agrees that except as required by Executive’s duties to the Company, Executive shall not, without the consent of the Company’s Board of Directors, at any time during or after the term of this contract disclose or use any secret or confidential information of the Company, including, without limitation, such business opportunities, customer lists, trade secrets, formulas, techniques and methods of which Executive shall become informed during his employment, whether learned by him as an executive of the Company, as a member of its Board of Directors or otherwise, and whether or not developed by Executive, unless such information shall be or become public knowledge other than as a result of Executive’s direct or indirect disclosure of the same.

         Executive further agrees that for a period of one year following the termination of Executive’s employment, except as a result of the breach by the Company of any material term or condition hereof, Executive will not, directly or indirectly, alone or with others, individually or through or by a corporate or other business entity in which he may be interested as a partner, shareholder, joint venturer, officer or director or otherwise, engage in the United States in “any business which is competitive with that of the Company or any of its subsidiaries” as hereinafter defined, without the prior consent of the Company’s Board of Directors provided, however, that the foregoing shall not be deemed to prevent the ownership by Executive of up to five percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market. For the purpose of this Agreement, a “business which is competitive with that of the Company or any of its subsidiaries” shall include only (i) the operation of franchise restaurants selling Japanese, or other Asian food, or restaurants of a type then being operated by the Company or any of its subsidiaries; and (ii) the sale at wholesale or retail of Asian food products.

          6.          Reimbursement of Expenses; Use of Automobile.

                       6.1.          The Company shall further pay directly, or reimburse Executive, for all other reasonable and necessary expenses and disbursements incurred by him for and on behalf of the Company in the performance of his duties during the Employment Period upon submission of vouchers or other evidence thereof in accordance with the Company’s usual policies of expense reimbursement.

                       6.2.          In addition to the reimbursement described in Section 6.1, during the Employment Period Executive shall receive an allowance of $300.00 per month for automobile expenses, including lease costs or purchase price, gasoline, oil and garaging.

          7.          Change in Control.

                       7.1.          In the event at any time after the Effective Date, a majority of the Board of Directors is composed of persons who are not “Continuing Directors,” as hereinafter defined, which event is defined to mean a “Change in Control,” Executive shall have the option, to be exercised by written notice to the Company, to resign as an employee and terminate this Agreement, effective as of such date specified in the notice of exercise and to receive payment of a sum equal to the product of (A) the Basic Compensation in effect on the date of such termination, multiplied by (B) the number of years (both full and partial) remaining in the term hereof had such termination not occurred. The payment calculated in accordance with the provisions of the preceding sentence is defined as the “Severance Payment.” The Severance Payment shall be made to Executive not later than forty-five (45) days after the termination of Executive’s employment. Notwithstanding the foregoing, if any securities of the Company are publicly traded on an “established securities market” and Executive is a “specified employee” (as such terms are defined in Section 409A of the Code and the regulations thereunder) at the time of such termination of employment, then the amount, if any, due to Executive pursuant to the preceding sentence shall instead be paid to Executive in a lump sum and without interest on the date that is six months plus one day after such termination of employment, to the extent and in the event that such limitation is necessary to prevent any accelerated or additional tax under Section 409A of the Code. The Severance Payment shall constitute liquidated damages and not a penalty, and Executive shall not be obligated to seek employment to mitigate his damages; nor shall any compensation Executive receives from any party subsequent to such termination be an offset to the amount of the Severance Payment.

                       7.2          “Continuing Directors” shall mean (i) the directors of the Company at the close of business on April 1, 2006, and (ii) any person who was or is recommended to (A) succeed a Continuing Director or (B) become a director as a result of an increase in the size of the Board, in each case, by a majority of the Continuing Directors then on the Board.

                       7.3          If during the term hereof Executive owns any options to purchase securities of the Company which securities are publicly traded and which options were granted to him in connection with his service as an employee, officer or director of the Company, Executive shall have the right at any time within twelve months following the date of any “Change in Control” to cause the Company to repurchase such options from him (but only to the extent that such options are then exercisable by him in accordance with their terms) at a purchase price equal to the difference between (i) the closing price of the appropriate security of the Company (if traded on the New York or American Stock Exchange or quoted in the NASDAQ National Market) or the average between the closing bid and asked prices (if traded on the over-the-counter market) on the date immediately prior to the date on which Executive exercises such right and (ii) the exercise price of such option; provided however, that in no fiscal year of the Company shall the aggregate purchase price of such options exceed five percent (5%) of the total stockholders equity (net worth) of the Company as shown on its audited financial statements for the fiscal year immediately preceding the year in which such right is exercised. Such right shall be exercised by Executive giving the Company written notice thereof and the purchase and sale shall be consummated not more than ten (10) business days after receipt by the Company of the notice of exercise. The Company shall withhold all applicable withholding taxes from any amounts due to Executive under this Section 7.3.

                       7.4          Executive acknowledges that any payments to be made to Executive under this Agreement upon the termination of his employment may be made only in connection with a “separation from service” as determined under Section 409A of the Code (if in effect at the time of such termination of employment).

          8.          Miscellaneous Provisions.

                       8.1          Section headings are for convenience only and shall not be deemed to govern, limit, modify or supersede the provisions of this Agreement.

                       8.2          This Agreement is entered into in the State of Florida and shall be governed pursuant to the laws of the State of Florida. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall continue to be fully effective.

                       8.3          This Agreement contains the entire agreement of the parties regarding this subject matter. There are no contemporaneous oral agreements, and all prior understandings, agreements, negotiations and representations are merged herein. This Agreement replaces and supercedes all prior employment agreements between the parties.

                       8.4          This Agreement may be modified only by means of a writing signed by the party to be charged with such modification.

                       8.5          Notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed duly given upon receipt by the party to whom sent at the respective addresses set forth below or to such other address as any party shall hereafter designate to the other in writing delivered in accordance herewith:

If to the Company:

Benihana Inc.
8685 NW 53rd Terrace
Miami, Florida 33166-0120

If to Executive:

Taka Yoshimoto
c/o Benihana Inc.
8685 Northwest 53rd Terrace
Miami, Florida 33166-0120

                       8.6          This Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, including, without limitation, any entity that may acquire all or substantially all of the Company’s assets and business or into which the Company may be consolidated or merged. This Agreement may not be assigned by Executive.

                       8.7          This Agreement may be executed in separate counterparts, each of which shall constitute the original hereof.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have set their hands as of the date first above written.

BENIHANA INC.

By:	/s/ Joel A. Schwartz
Name: Joel A. Schwartz
Title: Chief Executive Officer

/s/ Taka Yoshimoto
Taka Yoshimoto

EXHIBIT A—FORM OF GENERAL RELEASE

                    Taka Yoshimoto (“Executive”) acknowledges and agrees that, for and in consideration of the benefits payable to him under Section 7 or in connection with a termination under Section 4.1 of that certain Amended and Restated Employment Agreement (the “Employment Agreement”) between Executive and Benihana Inc. (the “Company”) dated as of _________, 2008 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, for himself and for his heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to for purposes of this General Release as the “Executive Releasors”), hereby forever releases and discharges the Company and any and all of the Company’s past, present and future parent entities, subsidiaries, divisions, affiliates or related business entities, assets, employee benefit and/or pension plans or funds, successors and assigns and any of their and/or the Company’s past, present and future owners, directors, officers, attorneys, fiduciaries, agents, trustees, administrators, executives, successors and assigns, whether acting as agents for the Company or in their individual capacities (collectively referred to as the “Company Releasees”), from all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether based on any federal, state or local constitution, statute, ordinance, regulation, common law, court decision or otherwise), whether known or unknown, asserted or unasserted, which any of the Executive Releasors ever had, now have, or hereafter may have against any of the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, conduct, occurrence and/or other matter from the beginning of the world up to and including the date that Executive signs this General Release.

                    Without in any way limiting the generality of the foregoing, the Executive Releasors so release and discharge the Company Releasees from, including but not limited to: (a) any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act (except for any vested benefits, which are not affected by this General Release), the Fair Labor Standards Act, the Equal Pay Act, the National Labor Relations Act, (b) any and all other claims for employment discrimination, harassment, and/or retaliation (whether based on a federal, state or local constitution, statute, ordinance, code, common law, court decision or otherwise); (c) any and all claims relating to Executive’s employment by the Company (and/or by any of the other of the Company Releasees), the terms and conditions of such employment and/or the termination of such employment; (d) any and all claims relating to, or arising out of, the making of the Employment Agreement and this General Release; (e) any and all claims for damages or personal injury of any type whatsoever (whether arising by virtue of any constitution, statute, ordinance, common law, court decision or otherwise); (f) any and all claims of breach of implied or express contract, misrepresentation, negligence, fraud, wrongful discharge, constructive discharge, infliction of emotional distress, intentional infliction of emotional distress, battery, defamation, libel, slander, compensatory and/or punitive damages; and (g) any and all claims for attorneys’ fees, costs, disbursements and the like.

                    This General Release specifically excludes and does not apply to any of Executive’s (i) claims for any payments due to him under Section 7 or in connection with a termination under Section 4.1 of the Employment Agreement , (ii) any rights he may have under any stock option agreement, restricted stock award or similar agreement entered into between Executive and the Company, (iii) claims arising under the provisions of any employee benefit plans of the Company , if any, which are applicable generally to former employees of the Company, and (iv) claims for indemnification arising under any contract between the Company and Executive or under the provisions of the Company’s Certificate of Incorporation or By-laws, or the Delaware General Corporation Law.

                     Executive acknowledges and agrees that: (a) he has carefully read and fully understands all of the provisions of this General Release; (b) he has not relied upon any representations or statements, written or oral, not set forth in this General Release or in the Employment Agreement; (c) he executes this General Release freely, voluntarily and with full knowledge of its terms and consequences; (d) he has been afforded sufficient time and opportunity to consult with an attorney and is hereby advised to consult with an attorney prior to signing this General Release; (e) he has been given at least twenty-one (21) days within which to consider this General Release and that if he signs this General Release in less than twenty-one days he does so voluntarily and without any pressure or coercion of any nature from the Company; (f) for a period of seven (7) days following his execution of this General Release, he may revoke this General Release by providing written notice of such revocation to Company and that this General Release shall not become effective or enforceable until the seven (7) day revocation period has expired; and (g) that if he timely revokes this General Release, he will forfeit his entitlement to any additional payments under the Employment Agreement.

                     IN WITNESS WHEREOF, Executive has executed this General Release on the ____ day of ________, 20__.

Taka Yoshimoto